Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 No. 333-160984) of STEC, Inc., and

(2) Registration Statement (Form S-8 (No.333-177830, No. 333-167171, No. 333-159165, No. 333-150850, No. 333-145436, No. 333-136505, No. 333-124387, No. 333-114279, No. 333-105422, No. 333-85832, No. 333-55256 and No. 333-46894) of STEC, Inc.;

of our reports dated March 14, 2013, with respect to the consolidated financial statements of STEC, Inc. and the effectiveness of internal control over financial reporting of STEC, Inc. included in this Annual Report (Form 10-K) of STEC, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Orange County, California

March 14, 2013